Exhibit 5.1

Law Offices

KARR TUTTLE CAMPBELL

Founded 1904

A Professional Service Corporation

1201 Third Avenue, Suite 2900, Seattle, Washington 98101

Telephone (206) 223-1313, Facsimile (206) 682-7100

July 30, 2012

Socius CG II, Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

RE:	Cell Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as Washington State counsel to Cell Therapeutics, Inc., a Washington corporation (the “Company”), in connection with the proposed offer and sale by the Company of (a) 15,000 shares of the Company’s Series 15-2 Convertible Preferred Stock (the “Preferred Stock”) issued pursuant to Articles of Amendment to the Company’s amended and restated articles of incorporation, filed with the Secretary of State of the state of Washington on July 30, 2012 (the “Certificate of Designation”), (b) the shares of the Company’s common stock issuable upon conversion of the Preferred Stock (the “Underlying Shares”), (c) warrants to purchase up to 16,808,135 shares of the Company’s common stock (the “Warrants”), and (d) the shares of the Company’s common stock issuable upon the exercise of the Warrants (the “Warrant Shares” and, together with the Underlying Shares, the Preferred Stock, and the Warrants, the “Securities”) pursuant to that certain Securities Purchase Agreement, dated May 28, 2012 (the “Agreement”), between the Company and Socius CG II, Ltd., as purchaser thereunder (“Purchaser”). This opinion is furnished to the Purchaser pursuant to Section 7(a)(ii) of the Purchase Agreement. Capitalized terms used without definition in this opinion have the meanings given to them in the Purchase Agreement. The Purchaser is sometimes referred to herein as “you”.

1. Documents Reviewed

We have based our opinion upon our review of the following records, documents and instruments and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinion:

a. The Amended and Restated Articles of Incorporation of the Company, and amendments thereto, including the Certificate of Designation (the “Articles of Incorporation”),

July 30, 2012

certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

b. The Second Amended and Restated Bylaws of the Company (the “Bylaws”) certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

c. Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the Board of Directors of the Company and any committees thereof and the shareholders of the Company relating to the transactions contemplated by the Purchase Agreement;

d. A certificate of an officer of the Company as to certain factual matters (the “Officer’s Certificate”);

e. A Certificate of Existence/Authorization issued by the Secretary of the State of Washington with respect to the Company, dated July 30, 2012;

f. The Registration Statement;

g. The Prospectus;

h. The Prospectus Supplement;

i. The Purchase Agreement; and

j. The Warrants.

2. Opinions

Subject to the assumptions, qualifications, exclusions and other limitations that are identified in this letter and in Schedule A attached to this letter, with respect to each legal issue addressed in this letter, it is our opinion that:

a. The Company is a corporation validly existing under the laws of the State of Washington with corporate power and authority to conduct its business as described in the Prospectus Supplement.

b. (i) The Company has all requisite corporate power and authority to execute, deliver and perform the Purchase Agreement and Warrants (collectively, the “Transaction Documents”), and (ii) the Transaction Documents have been duly executed and delivered on behalf of the Company.

July 30, 2012

c. No approval, consent, order or authorization of, filing with, notice to, or registration with, any Washington State court, Washington State governmental body or Washington State regulatory agency, is required to be obtained by the Company, (i) to enter into and perform its obligations under the Transaction Documents, or (ii) for the issuance and sale of the Securities contemplated by the Transaction Documents.

d. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or result in a violation of any of the provisions of the Articles of Incorporation or Bylaws of the Company, or (ii) violate in any material respect, or subject the Company to the imposition of a fine, penalty or other similar sanction for violation of, any Washington State statutory law or regulation applicable to the Company.

e. When issued pursuant to the Registration Statement and according to the terms of the Transaction Documents, and assuming that (i) the Registration Statement, and any amendments thereto, will remain effective during the period when the Securities are offered, sold or issued, including upon the conversion of the Preferred Stock and exercise of the Warrants, and (ii) the Warrants will be issued in the form we have reviewed and will have been signed by a duly authorized signatory, (a) the Preferred Stock, when sold and delivered in accordance with the Purchase Agreement and after receipt of payment therefor, will be duly authorized, validly issued, fully paid and non-assessable, (b) the Conversion Shares, when issued upon valid conversion of the Preferred Stock in accordance with the terms of the Transaction Documents and the Certificate of Designation, will be duly authorized, validly issued, fully paid, and non-assessable, and (c) the Warrant Shares, when issued upon valid exercise of the Warrants in accordance the terms of Transaction Documents and after receipt of payment therefor, will be duly authorized, validly issued, fully paid and non-assessable. None of the shares of the Company’s common stock are subject to preemptive rights or similar rights of the stockholders under the Washington Business Corporation Act or pursuant to the Articles of Incorporation or Bylaws.

3. Certain Qualifications

In preparing this letter, we have relied without any independent verification upon the assumptions, qualifications, exclusions and other limitations contained in this letter and in Schedule A to this letter and upon: (i) factual information represented to be true in the Transaction Documents, including the representations and warranties of the Company contained in the Purchase Agreement; (ii) factual information provided to us in support certificates executed by the Company and its officers; and (iii) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon

July 30, 2012

which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

As used in this letter, the terms “knowledge”, “actual knowledge” and “aware” mean the actual current recollection of those attorneys presently in our law firm who have given substantive attention to the Transaction Documents (“Designated Transaction Lawyers”), and do not include constructive knowledge of matters or information. The phrase does not imply that our law firm has undertaken any independent investigation within the firm, with our clients, or with any other person to determine the existence or absence of any facts or circumstances, and no inference should be drawn to the contrary from: (a) any limited inquiry we nonetheless may have undertaken in connection with the preparation of this letter; or (b) from any past and current representation by our law firm of the Company.

The foregoing opinions relate only to matters of the internal law of the State of Washington without reference to conflict of laws, and we do not purport to express any opinion on the federal laws of the United States or of any other jurisdiction. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

Subject to the limitations set forth in the preceding paragraph, each of our opinions represents our opinion as to how the issue addressed in such opinion would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute that may arise in the future.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason. The attached Schedule A is an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

You may rely upon this letter only for the purposes of, or in connection with, the transactions contemplated by the Purchase Agreement. Without our written consent: (i) subject to the immediately succeeding sentence, no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication that might encourage reliance upon this letter by any

July 30, 2012

person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Very truly yours,

/S/ KARR TUTTLE CAMPBELL

A Professional Service Corporation

Schedule A

This opinion is to be interpreted in accordance with customary practice as to matters addressed (including customary assumptions, qualifications and exclusions that need not be explicitly stated), the meaning of the language used, and the scope and nature of the work we have performed. In addition to the qualifications and assumptions set forth in the body of this opinion letter, the opinions set forth in this letter are subject to the following assumptions and qualifications:

a. We have assumed without investigation that each public authority document reviewed by us for the purpose of rendering this letter is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

b. We have assumed without investigation that all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law examined by us, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in such jurisdiction, and are in a format that makes legal research reasonably feasible, and we have assumed that the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the state has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

c. We have assumed without investigation the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy, as of the date of this letter, of the information contained in such documents, certificates and records.

d. We have assumed without investigation that any certificate, opinion from another attorney, representation, telegram or other document on which we have relied that was given or dated earlier than the date of this letter continued to remain accurate, insofar as relevant to such opinions, from such earlier date through and including the date of this letter.

e. In rendering the opinions expressed in opinion paragraph 2.e, we have assumed without investigation that, with respect to each offer, issuance, sale, and delivery by the Company of Securities pursuant to Transaction Documents and each acquisition of the Securities by the purchaser thereof, (a) except for the Washington Business Corporation Act (but not the ‘blue-sky’ laws, securities laws or take-over laws) of the State of Washington as applicable to the Company, at the time thereof and at all times subsequent thereto, such offer, issuance, sale, delivery, and purchase, the execution, delivery, and performance of the Transaction Documents, the performance of the oral agreements relating thereto, and the consummation of the transactions contemplated by any thereof, as to the Company or any other party thereto, did not violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree, in each case whether then or subsequently in effect; (b) at the time thereof and at all

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times subsequent thereto, the persons authorizing each such offer, issuance, sale, delivery, purchase, execution, performance, or transaction for the Company or for any such other party did not violate any fiduciary or other duty owed by them; (c) no event has taken place subsequent to any such offer, issuance, sale, delivery, purchase, execution, performance, or transaction or will take place which would cause any such offer, issuance, sale, delivery, purchase, execution, performance, or transaction not to comply with any such law, rule, regulation, order, judgment, decree, or duty, or which would permit the Company or any such other party at any time thereafter to cancel, rescind, or otherwise avoid any such offer, issuance, sale, delivery, purchase, execution, performance, transaction, document, or oral agreement; (d) there was no misrepresentation, omission, or deceit by the Company, any such other party, or any other person or entity in connection with any such offer, issuance, sale, delivery, purchase, execution, performance, or transaction; (e) each such offer, issuance, sale, delivery, purchase, execution, performance, and transaction is governed by the laws of the State of Washington, without giving effect to conflict of laws; (f) each other party to the Transaction Documents or to such offer, issuance, sale, delivery, purchase, execution, performance, or transaction (i) had the power, authority, and capacity to consummate such purchase, to execute, deliver, and perform such party’s obligations under the Transaction Documents and each such other document, to perform each such oral agreement, and to consummate each such transaction, (ii) duly authorized such purchase, duly authorized, executed, and delivered the Transaction Documents and each such other document, and duly authorized each such oral agreement and each such transaction, and the Transaction Documents, all such other documents, and all such oral agreements constitute the legal, valid, and binding obligations of such other party and are enforceable as to such other party in accordance with their terms, (iii) has duly and validly taken all necessary corporate or other proceedings of the directors (or a committee of directors), stockholders, and all other bodies to authorize the purchase of shares pursuant to the Transaction Documents, the execution, delivery, and performance of the Transaction Documents and of each such other document, the performance of each such oral agreement, and the consummation of each such transaction, and (iv) will not and does not violate or result in a breach of any term of its certificate of incorporation, bylaws, or other governing document by any such purchase, execution, delivery, or performance; (g) at the time thereof and at all times subsequent thereto, each such offer, issuance, sale, and delivery by the Company, each such purchase by the other party thereto, and the execution, delivery, and performance of the Transaction Documents and each such other document, the performance of each such oral agreement, and the consummation of each such transaction, by the Company and the other party thereto, did not, does not now, and will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company or any such other party is or becomes a party or to which any of them or any of their respective properties, assets, or security holders are or will be subject; (h) each such other document was duly executed, delivered, and performed by the Company; (i) each such oral agreement was duly performed by the Company and each other party thereto, constituted the legal, valid, and binding obligation of the Company, and was enforceable as to the Company in accordance with its terms; and (j) none of such purchasers and none of such other parties is subject to any impediment to

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which investors or contracting parties generally are not subject which would affect the opinions expressed in opinion paragraph 2.e.

f. In giving the opinions set forth in clause (ii) of opinion paragraph 2.d, we mean that the execution and delivery by the Company of, and performance by the Company of its agreements in, the Transaction Documents neither is prohibited by, nor subjects the Company to a fine, penalty or other similar sanction under, any statute or regulation of the State of Washington that a lawyer in the State of Washington exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the transactions contemplated in the Transaction Documents, or both.

g. This letter deals only with the legal issues expressly addressed. It does not include any implied opinions.

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